UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 3

           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

   1.   Name and Address of Reporting Person
        (Last) (First) (Middle)       Currey, Robert J.
        (Street)                      6400 C Street S.W.
                                      P.O. Box 3177
        (City) (State) (Zip)          Cedar Rapids, Iowa  52406-3177

   2.   Date of Event Requiring Statement (Month/Day/Year)

        09/24/97

   3.   IRS or Social Security Number of Reporting Person (Voluntary)



   4.   Issuer Name and Ticker or Trading Symbol

        McLeodUSA Incorporated
        MCLD

   5.   Relationship of Reporting Person(s) to Issuer (Check all
        applicable)
        (X) Director   ( ) 10% Owner  (X) Officer (give title below)
        (X) Other  (specify below)

        President of the Telecommunications subsidiary of McLeodUSA
        Incorporated
        Member of 13(d) group owning more than 10%

   6.   If Amendment, Date of Original (Month/Day/Year)

   7.   Individual or Joint/Group Filing (Check Applicable Line)
        (X)  Form filed by One Reporting Person
        ( )  Form filed by More than One Reporting Person
           Table I -- Non-Derivative Securities Beneficially Owned

    1.  Title of Security        2.  Amount of Securities       3.  Ownership Form:          4.  Nature of
                                       Beneficially Owned             Direct (D) or               Indirect
                                                                      Indirect (I)          Beneficial Ownership



                    Table II -- Derivative Securities Beneficially Owned


                           2.  Date         3.  Title and                        5.  Ownership
                            Exercisable          Amount of                             Form of
                           and Expiration       Underlying                            Derivative
                            Date (Month/        Securities                            Security:
                             Day/ Year)

        1.  Title of     Date      Expira-    Title   Amount    4.  Conversion    Direct   Indirect    6.  Nature
         Derivative      Exer-     tion                 or        or Exercise       (D)       (i)      of Indirect
          Security       cisable   Date               Number       Price of                            Beneficial
                                                        of        Derivative                            Ownership
                                                      Shares       Security




     Explanation of Responses:


   SIGNATURE OF REPORTING PERSON(S):


   Robert J. Currey

   DATE:

   October 3, 1997

   Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).